Exhibit 99.1

Investor Inquiries:
Lara Mahoney
(440) 329-6393

INVACARE CORPORATION REPORTS STRONG SECOND QUARTER RESULTS, INCLUDING IMPROVED ORGANIC SALES, ADJUSTED EARNINGS AND FREE CASH FLOW

ELYRIA, Ohio – (July 22, 2010) – Invacare Corporation (NYSE: IVC) today announced its financial results for the second quarter and the six months ended June 30, 2010.

CEO SUMMARY

Commenting on Invacare's 2010 second quarter results, Gerald B. Blouch, interim Chief Executive Officer, stated, “Invacare delivered strong results in three key areas. First, adjusted earnings per share(a) for the quarter increased 30% over the second quarter last year to $0.39. This dramatic improvement is attributed principally to net sales growth, gross margin improvement, and lower interest expense related to the paydown of debt. Second, the Company reported a 2.7% increase in organic net sales over the second quarter of last year, returning to growth for the quarter. Third, Invacare generated free cash flow(d) of $40 million, which was above the Company’s internal plan for the quarter.”

Focusing on the outlook for 2010, Blouch continued, “In light of Invacare’s second quarter results exceeding  expectations, the Company is raising its guidance for the year on adjusted earnings per share(a) to $1.75 to $1.85 (increased $0.05 from previous guidance) and on free cash flow(d)  to $75 to $85 million (increased $10 million from previous guidance). In addition to a continued strong gross margin, the Company is encouraged that its renewed focus on growth is beginning to show improved organic net sales results.  Moreover, with the paydown of approximately $75 million of higher interest rate debt in the first two quarters of 2010, the Company expects continued benefit from lower interest expense in the rest of the year.  The Company will review other actions, including a complete refinancing, that could create substantial additional interest savings going into 2011.”

Commenting on the Company’s results and on his temporary medical leave, A. Malachi Mixon, III, stated, “I am pleased by the Company’s performance and give full credit to interim Chief Executive Officer Gerry Blouch and the Invacare management team. Gerry will continue to act as interim CEO, as I return to my role as Chairman of the Board at the end of July. My thanks to Jim Boland for acting as interim Chairman during my medical leave.”

HIGHLIGHTS FOR THE SECOND QUARTER

•
Earnings (loss) per share on a GAAP basis decreased to ($0.02) versus $0.24 last year, with current quarter results negatively impacted by a loss of $0.45 as a result of early extinguishment of higher interest rate debt by choice of the Company

•	Adjusted earnings per share(a) increased 30% to $0.39 versus $0.30 last year
•	Free cash flow(d) increased to $40.2 million versus free cash flow(d) of $39.6 million last year
•	Reported net sales increased 4.4% and organic net sales increased 2.7% compared to last year’s second quarter
•	Adjusted EBITDA(e) increased to $33.6 million versus $32.3 million last year
•	Debt outstanding decreased by $11.8 million, leading to an improved ratio of debt to adjusted EBITDA(e) of 2.0, as compared to 3.2 for the second quarter last year

CONSOLIDATED RESULTS

Loss per share on a GAAP basis for the second quarter was $0.02 ($0.6 million net loss) as compared to earnings per share for the same period last year of $0.24 ($7.7 million net earnings).  Current quarter GAAP earnings per share were negatively impacted by $0.45 as a result of early extinguishment of higher interest rate debt by choice of the Company. Adjusted earnings per share(a) were $0.39 for the second quarter of 2010 as compared to $0.30 for the second quarter of 2009.  Adjusted net earnings(b) for the quarter were $12.7 million versus $9.6 million for the second quarter last year.  Adjusted earnings before income taxes(c) for the second quarter were $17.2 million as compared to $12.7 million for the second quarter last year.  The significant improvement in adjusted net earnings(b) for the quarter was primarily driven by net sales growth, improved gross margin and reduced interest expense partially offset by higher selling, general and administrative expense (SG&A).  The Company’s interest expense in the quarter benefited from the paydown of approximately $75 million of higher interest rate debt during the last two quarters.

Net sales for the quarter increased 4.4% to $430.8 million versus $412.5 million last year. Foreign currency increased net sales by one and a half percentage points and an acquisition increased net sales only slightly. Organic net sales for the quarter increased 2.7% over the same period last year driven by all segments except North America/HME.

Gross margin as a percentage of net sales for the second quarter increased by 0.8 of a percentage point versus last year’s second quarter, and sequentially improved by 0.1 of a percentage point versus first quarter this year. Gross margins for all segments were favorable compared to last year’s second quarter except for Invacare Supply Group.  The overall margin improvement was driven by cost reduction activities and lower warranty expenses, which were partially offset by increased freight costs and commodity cost increases.

SG&A expense increased 6.6% to $104.4 million in the quarter compared to $97.9 million in the second quarter of last year.  Foreign currency translation increased SG&A expense by two percentage points while an acquisition increased SG&A by less than one percentage point.  Excluding foreign currency translation and an acquisition, SG&A expense increased by 4.0% compared to the second quarter of last year primarily due to increased associate costs and bad debt expense.

Earnings per share on a GAAP basis for the six months ended June 30, 2010 were $0.08 ($2.5 million net earnings) as compared to earnings per share for the same period last year of $0.31 ($10.1 million net earnings).  The 2010 GAAP earnings per share were negatively impacted by a loss of $0.56 from debt extinguishment. Adjusted earnings per share(a) were $0.63 for the first six months of 2010 as compared to $0.43 for the same period last year.  Adjusted net earnings(b) for the first half of 2010 were $20.4 million versus $13.7 million for the second quarter last year.  Adjusted earnings before income taxes(c) for the first half of 2010 were $27.9 million as compared to $18.9 million for the same period last year. The significant improvement in adjusted net earnings(b) for the first six months was primarily driven by improved gross margin including cost reduction activities and reduced interest expense, partially offset by higher SG&A.

Net sales for the six months ended June 30, 2010 increased 2.8% to $833.1 million versus $810.5 million last year.  Foreign currency translation increased net sales by approximately three percentage points while an acquisition increased net sales only slightly. Organic net sales for the six months ended June 30, 2010 decreased 0.1% over the same period last year. However, excluding the impact of the loss of a six-month oxygen concentrator bid from a large customer in NA/HME (as disclosed in the first quarter earnings release), organic net sales increased 1.0%.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (NA/HME)

For the quarter ended June 30, 2010, NA/HME net sales increased 1.1% to $190.1 million compared to $188.1 million in the same period last year, driven by increased Respiratory and Rehab product line sales partially offset by a decline in Standard product line sales.  With foreign currency translation increasing net sales by one percentage point and an acquisition impact of less than one percentage point, organic net sales for NA/HME decreased 0.4% for the quarter. Excluding the impact of the loss of a six-month oxygen concentrator bid from a large customer in NA/HME, organic net sales increased 0.5%.

Respiratory product line sales increased by 1.2% for the second quarter as compared to the second quarter of last year, primarily due to increased sales in stationary and portable oxygen concentrators. Rehab product line net sales increased by 1.3% compared to the second quarter last year, driven primarily by higher sales of custom power products.  Standard product line net sales for the second quarter decreased 1.4% compared to the second quarter of last year, driven by declining prices.

For the second quarter, NA/HME earnings before income taxes were $10.5 million as compared to earnings before income taxes of $10.7 million in the second quarter of last year, excluding restructuring charges of $0.1 million pre-tax.  The slight decrease of $0.2 million in earnings before income taxes was primarily the result of increased freight costs, commodity costs and bad debt expense.

For the first six months of 2010, NA/HME net sales decreased 2.6% to $365.1 million compared to $374.8 million for the same period last year.  Foreign currency translation increased net sales by approximately one percentage point while an acquisition increased net sales by less than one percentage point; organic net sales declined 4.0%.  However, excluding the impact of the loss of a six-month oxygen concentrator bid from a large customer, NA/HME organic net sales declined 1.5%. Earnings before income taxes for the first half of 2010 were $22.0 million compared to earnings before income taxes of $15.6 million last year, excluding restructuring charges of $0.3 million pre-tax. The increase in earnings before income taxes was primarily the result of cost reductions.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the second quarter increased 6.2% to $72.8 million compared to $68.6 million for the same period last year.  The net sales increase was attributable to continued growth in sales to national providers, particularly in diabetic and incontinence products. Earnings before income taxes for the second quarter of 2010 were $1.3 million compared to $1.0 million last year as a result of increased volumes partially offset by higher freight costs.

For the first six months of 2010, ISG net sales increased 6.5% to $142.5 million compared to $133.9 million for the same period last year.  Earnings before income taxes for the first half of 2010 increased to $2.2 million as compared to $1.9 million last year as a result of increased sales partially offset by higher freight costs and inventory reserves.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the second quarter increased by 6.9% to $22.7 million compared to $21.2 million last year.  Foreign currency translation increased net sales by approximately one percentage point.  Earnings before income taxes increased to $3.3 million as compared to $0.6 million last year primarily as a result of increased volume, favorable cost reduction programs and favorable foreign exchange impact from the Canadian dollar.

For the first six months of 2010, IPG net sales increased 2.2% to $45.0 million compared to $44.0 million for the same period last year.  Foreign currency translation increased net sales by approximately one percentage point.  Earnings before income taxes for the first half of 2010 increased to $5.1 million as compared to $3.3 million last year, excluding restructuring charges of $0.2 million pre-tax, as a result of increased volume and favorable cost reduction programs, partially offset by unfavorable foreign currency impact related to the Canadian dollar.

EUROPE

For the second quarter, European net sales increased 5.0% to $123.1 million versus $117.2 million last year.  Foreign currency translation increased net sales by approximately one percentage point.  Organic net sales for the quarter increased by 3.8%, primarily related to growth in France. From a product perspective, net sales grew primarily in power wheelchairs, power add-ons, concentrators and the HomeFill® Oxygen System.

For the second quarter, earnings before income taxes were $9.3 million as compared to $7.8 million last year, excluding restructuring charges of $0.3 million pre-tax last year.   The increase in earnings before income taxes is largely attributable to sales growth, gross margin improvements driven by a favorable product mix and material cost reductions partially offset by higher freight cost, unfavorable foreign currency transactions related to the U.S. dollar, and higher SG&A expense related to associate costs.

For the first six months of 2010, European net sales increased 6.7% to $240.8 million compared to $225.6 million for the same period last year.  Foreign currency translation increased net sales by five percentage points.  Earnings before income taxes for the first half of 2010 increased to $13.8 million as compared to $11.6 million last year, excluding restructuring charges of $0.6 million pre-tax last year, as a result of sales growth, gross margin improvements driven by a favorable product mix and material cost reductions partially offset by higher freight cost and unfavorable foreign currency transactions related to the U.S. dollar and increased SG&A expense primarily related to associate costs.

ASIA/PACIFIC

For the second quarter, Asia/Pacific net sales increased 26.6% to $22.1 million versus $17.5 million last year.  Foreign currency translation increased net sales by approximately 15 percentage points; the organic net sales increased 11.5%.  The net sales increase was driven by the Company's New Zealand distribution business and increased demand for product from the Company's subsidiary which produces microprocessor controllers.  For the quarter ended June 30, 2010, earnings before income taxes were $2.5 million as compared to less than $0.1 million last year, excluding restructuring charges of $0.7 million pre-tax.  The increase in earnings is primarily attributable to increased volumes and the favorable impact of foreign currency.

For the first six months of 2010, Asia/Pacific net sales increased 22.8% to $39.6 million compared to $32.3 million for the same period last year.  Foreign currency translation increased net sales by twenty-one percentage points.  Earnings before income taxes for the first half of 2010 increased to $3.4 million as compared to $0.4 million last year, excluding restructuring charges of $0.8 million pre-tax, primarily as a result of increased volumes and the favorable impact of foreign currency.

FINANCIAL CONDITION

Total debt outstanding (including the debt discount as described below) was $293.1 million at June 30, 2010 as compared to $304.9 million at March 31, 2010 and $321.6 million at December 31, 2009.  The Company’s balance sheet reflects the impact of the debt discount in accordance with Convertible Debt, ASC 470-20 which reduced debt and increased equity by $30.6 million as of June 30, 2010, as compared to $42.1 million as of March 31, 2010, and by $48.3 million as of December 31, 2009.  The debt discount decreased $11.5 million during the quarter, primarily as a result of the extinguishment of convertible debt.

The generation of free cash flow(d) resulted in the Company reducing debt outstanding (including the debt discount described above) by $11.8 million during the quarter. Free cash flow(d) also funded a $13.7 million acquisition of an equipment rental company focused on skilled nursing and long-term care providers.  The Company’s cash and cash equivalents at June 30, 2010 were $31.2 million compared to $26.1 million at the end of the first quarter and $37.5 million at the end of last year.  At the end of the quarter, the Company had $50.1 million drawn on its $150 million revolving credit facility. During the quarter, the Company retired an aggregate of $59.1 million of the principal balance on the outstanding convertible debt and senior notes. As of June 30, 2010, the Company’s ratio of debt to adjusted EBITDA(e) improved to 2.0, as compared to 2.2 as of December 31, 2009 and 3.2 as of June 30, 2009.

Invacare reported $40.2 million of free cash flow(d) in the second quarter of 2010 as compared to $39.6 million of free cash flow(d) in the second quarter of 2009.  The second quarter 2010 free cash flow(d) was driven by increased profitability and improved working capital management particularly in accounts payable, offset by increases in accounts receivable and inventory.

Days sales outstanding were 52 days at the end of the second quarter of 2010 versus 58 days at the end of second quarter 2009 and 52 days at the end of 2009.  Inventory turns were 6.1 at the end of the second quarter of 2010, improved from 5.6 at the end of second quarter in 2009 but down slightly from 6.2 at the end of 2009.

OUTLOOK

During the second quarter, the Company met its internal plan despite increasing commodity costs and weakening foreign exchange rates compared to the U.S. dollar. As the second quarter ended, commodity costs began to stabilize and in some cases commodity costs came down. Foreign exchange rates are starting to improve compared to where they were during the second quarter. The Company will manage through these issues; however, a substantial movement in commodities or foreign exchange rates may have a meaningful favorable or unfavorable impact on projected results.

Focusing on reimbursement, there are two updates related to the United States and Europe. In the United States, the Centers of Medicaid and Medicare Services recently announced the bid rates for the first nine metropolitan areas related to the National Competitive Bidding. The Company anticipates minimal impact to its 2010 results. Turning to Europe, the Company is not aware of any legislative plans by local governments to cut reimbursement to home medical equipment due to austerity measures. In fact, there has been a slightly positive development from France as the potential wheelchair reimbursement issue mentioned in the 2009 year end release now appears to be delayed until 2011.

Finally, the Company’s gross margin improvement in the first six months of the year, combined with projected progress on glocalization projects and reduced interest expense in light of Company paydown of high interest rate debt, leads to the following update on 2010 guidance:

•	Organic net sales growth of 0% to 1%;

•	Adjusted earnings per share(a) of $1.75 to $1.85, up from previous guidance of $1.70 to $1.80;

•	Free cash flow(d) between $75 million and $85 million, up from previous guidance of $65 million to $75 million;

•	Adjusted EBITDA(e) between $145 million and $155 million; and

•	Effective tax rate of 27% on adjusted annual earnings.

(a) Adjusted earnings per share (EPS) is a non-GAAP financial measure which is defined as adjusted net earnings(b) divided by adjusted weighted average shares outstanding – assuming dilution, excluding the dilutive impact of the convertible debt.  The Company is including the dilutive effect of shares necessary to settle the conversion spread in the GAAP earnings per share calculation.  The share adjustment is 178,000 shares for the six months ended June 30, 2010. For adjusted earnings per share, the Company has excluded the shares from the calculation as it intends to satisfy the conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing adjusted earnings per share as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(b) Adjusted net earnings is a non-GAAP financial measure which is defined as net earnings (loss) excluding the impact of restructuring charges ($1.1 million and $1.9 million pre-tax for the quarter and six months ended June 30, 2009), amortization of the convertible debt discount recorded in interest expense ($0.7 million and $1.7 million pre-tax for quarter and six months ended June 30, 2010 compared to $1.0 million and $2.0 million pre-tax for quarter and six months ended June 30, 2009), loss on debt extinguishment including debt finance charges and fees ($14.0 million and $18.4 million pre-tax for the quarter and six months ended June 30, 2010) and changes in tax valuation allowances.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Adjusted earnings before income taxes is a non-GAAP financial measure which is defined as earnings before income taxes excluding the impact of restructuring charges ($1.1 million and $1.9 million pre-tax for the quarter and six months ended June 30, 2009),  amortization of the convertible debt discount recorded in interest expense ($0.7 million and $1.7 million pre-tax for quarter and six months ended June 30, 2010 compared to $1.0 million and $2.0 million pre-tax for quarter and six months ended June 30, 2009) and loss on debt extinguishment including debt finance charges and fees ($14.0 million and $18.4 million pre-tax for the quarter and six months ended June 30, 2010).  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(d) Free cash flow is a non-GAAP financial measure which is defined as net cash provided by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(e) Adjusted EBITDA or adjusted earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure which is defined as net earnings (loss) excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense and loss on debt extinguishment including debt finance charges and fees.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles.  The Company has 6,200 associates and markets its products in approximately 80 countries around the world.  The Company was named to the 2010 Fortune 1000 list and to the 2010 IndustryWeek U.S. Manufacturing 500.  For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could”, “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company’s guidance for 2010 earnings (or adjusted earnings) or earnings (or adjusted earnings) per share. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: adverse changes in government and other third-party payor reimbursement levels and practices (such as, for example, the Medicare bidding program covering nine metropolitan areas beginning in 2011 and an additional 91 metropolitan areas beginning in 2013), impacts of the U.S. health care reform legislation that was recently enacted (such as, for example, the excise tax beginning in 2013 on medical devices, together with further regulations to be promulgated by the U.S. Secretary of Treasury, if adopted, could have an adverse impact on the Company); the uncertain impact on the Company’s  providers, on the Company’s suppliers and on the demand for the Company’s products resulting from the current global economic conditions and general volatility in the credit and stock markets; loss of key health care providers; exchange rate and tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; consolidation of health care providers and the Company’s competitors; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; legal actions or regulatory proceedings and governmental investigations; product liability claims; possible adverse effects of being leveraged, which could impact the Company’s ability to raise capital, limit its ability to react to changes in the economy or the health care industry or expose the Company to interest rate or event of default risks; increased freight costs; inadequate patents or other intellectual property protection; extensive government regulation of the Company’s products; failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company’s products or operations in the United States or abroad; incorrect assumptions concerning demographic trends that impact the market for the Company’s products; decreased availability or increased costs of materials which could increase the Company’s costs of producing or acquiring the Company’s products, including possible increases in commodity costs; the loss of the services of the Company’s key management and personnel; inability to acquire strategic acquisition candidates because of limited financing alternatives; increased security concerns and potential business interruption risks associated with political and/or social unrest in foreign countries where the Company’s facilities or assets are located; provisions of Ohio law or in the Company’s  debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$430,828	$412,541	$833,068	$810,536
Cost of products sold	304,338	294,486	588,865	584,013
Gross profit	126,490	118,055	244,203	226,523
Selling, general and administrative expense	104,421	97,939	206,197	192,072
Loss on debt extinguishment including debt finance charges and associated fees	14,048	-	18,434	-
Charge related to restructuring activities	-	1,124	-	1,900
Interest expense – net	5,607	8,431	11,852	17,543
Earnings before income taxes	2,414	10,561	7,720	15,008
Income taxes	3,025	2,900	5,225	4,950
Net earnings (loss)	$(611)	$7,661	$2,495	$10,058

Net earnings (loss) per share – basic	$(0.02)	$0.24	$0.08	$0.31
Weighted average shares outstanding – basic	32,386	31,935	32,367	31,933

Net earnings per share – assuming dilution	$(0.02)	$0.24	$0.08	$0.31
Weighted average shares outstanding – assuming dilution	32,386	31,939	32,669	31,936

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net earnings (loss)	$(611)	$7,661	$2,495	$10,058
Interest expense	5,770	8,783	12,162	18,336
Income taxes	3,025	2,900	5,225	4,950
Depreciation and amortization	9,138	10,097	18,245	19,825
EBITDA	17,322	29,441	38,127	53,169
Restructuring charges	-	1,124	-	1,900
Bank fees	949	874	2,138	1,982
Loss on debt extinguishment including debt finance charges and associated fees	14,048	-	18,434	-
Stock option expense	1,283	885	2,840	1,782
Adjusted EBITDA(1)	$33,602	$32,324	$61,539	$58,833

(1) Adjusted EBITDA or earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure which is defined as net earnings (loss) excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, bank fees, stock option expense, amortization of the convertible debt discount (recorded in interest expense), and loss on debt extinguishment including debt finance charges and fees.  It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company’s industry to meaningfully evaluate a company’s future operating performance and cash flow.  Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company’s senior secured credit facility.  In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate the Company’s performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net earnings (loss) per share – assuming dilution	$(0.02)	$0.24	$0.08	$0.31
Weighted average shares outstanding- assuming dilution	32,386	31,939	32,669	31,936
Net earnings (loss)	$(611)	$7,661	$2,495	$10,058
Income taxes	3,025	2,900	5,225	4,950
Earnings before income taxes	2,414	10,561	7,720	15,008
Restructuring charges	-	1,124	-	1,900
Amortization of discount on convertible debt	706	1,020	1,706	2,012
Loss on debt extinguishment, including debt finance charges and associated fees	14,048	-	18,434	-
Adjusted earnings before income taxes	17,168	12,705	27,860	18,920
Income taxes	4,425	3,125	7,475	5,250
Adjusted net earnings	$12,743	$9,580	$20,385	$13,670

Weighted average shares outstanding- assuming dilution	32,463	31,939	32,669	31,936
Less: Diluted shares related to convertible debt	-	-	178	-
Adjusted weighted average shares outstanding – assuming dilution	32,463	31,939	32,491	31,936
Adjusted earnings per share – assuming dilution(2)	$0.39	$0.30	$0.63	$0.43

(2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings (loss) excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense), changes in tax valuation allowances and loss on debt extinguishment including debt finance charges and fees divided by adjusted weighted average shares outstanding – assuming dilution, which excludes the dilutive impact of the convertible debt.  The Company is including the dilutive effect of shares necessary to settle the conversion spread in the GAAP earnings per share calculation.  The share adjustment is 178,000 shares for the six months ended June 30, 2010. For Adjusted EPS, the Company has excluded these shares from the calculation as it intends to satisfy the conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing adjusted earnings per share as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance.  It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner.  The Company believes that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company’s industry to meaningfully evaluate operating performance.

Business Segments - The Company operates in five primary business segments:  North America / Home Medical Equipment (“HME”), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific.  The five reportable segments represent operating groups, which offer products to different geographic regions.  Intersegment revenue for reportable segments was $34,987,000 and $67,483,000 for the three and six months ended June 30, 2010 and $23,826,000 and $49,276,000 for the three and six months ended June 30, 2009, respectively.  The information by segment is as follows:

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues from external customers
North America / HME	$190,089	$188,076	$365,075	$374,779
Invacare Supply Group	72,826	68,550	142,544	133,863
Institutional Products Group	22,700	21,233	44,978	44,007
Europe	123,105	117,218	240,833	225,605
Asia/Pacific	22,108	17,464	39,638	32,282
Consolidated	$430,828	$412,541	$833,068	$810,536

Earnings (loss) before income taxes
North America / HME	$10,479	$10,588	$22,026	$15,307
Invacare Supply Group	1,331	1,011	2,199	1,875
Institutional Products Group	3,331	610	5,138	3,092
Europe	9,293	7,421	13,827	11,021
Asia/Pacific	2,534	(612)	3,351	(337)
All Other	(24,554)	(8,457)	(38,821)	(15,950)
Consolidated	$2,414	$10,561	$7,720	$15,008

Restructuring charges before income taxes
North America / HME	$-	$117	$-	$335
Invacare Supply Group	-	-	-	-
Institutional Products Group	-	-	-	171
Europe	-	338	-	624
Asia/Pacific	-	669	-	770
Consolidated	$-	$1,124	$-	$1,900

Earnings (loss) before income taxes excluding restructuring charges
North America / HME	$10,479	$10,705	$22,026	$15,642
Invacare Supply Group	1,331	1,011	2,199	1,875
Institutional Products Group	3,331	610	5,138	3,263
Europe	9,293	7,759	13,827	11,645
Asia/Pacific	2,534	57	3,351	433
All Other	(24,554)	(8,457)	(38,821)	(15,950)
Consolidated	$2,414	$11,685	$7,720	$16,908

“All Other” consists of unallocated corporate selling, general and administrative expense, which do not meet the quantitative criteria for determining reportable segments.  In addition, “All Other” earnings before income taxes includes loss on debt extinguishment including finance charges and associated fees.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	June 30, 2010	December 31, 2009
Current Assets
Cash and cash equivalents	$31,205	$37,501
Trade receivables – net	250,701	263,014
Inventories – net	170,955	172,222
Deferred income taxes and other current assets	47,572	55,727
Total Current Assets	500,433	528,464

Other Assets	115,868	133,311
Plant and equipment – net	130,189	141,633
Goodwill	476,027	556,093
Total Assets	$1,222,517	$1,359,501

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$148,964	$141,059
Accrued expenses	127,541	142,293
Accrued income taxes	2,710	5,884
Short-term debt and current maturities of long-term debt	1,046	1,091
Total Current Liabilities	280,261	290,327

Long-Term Debt	261,464	272,234
Other Long-Term Obligations	93,834	95,703

Shareholders’ Equity	586,958	701,237
Total Liabilities and Shareholders’ Equity	$1,222,517	$1,359,501

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net cash provided by operating activities	$43,831	$41,626	$54,080	$39,112
Plus:
Net cash impact related to restructuring activities	-	999	-	2,139
Less:
Purchases of property and equipment, net	(3,644)	(2,981)	(8,109)	(6,137)
Free Cash Flow	$40,187	$39,644	$45,971	$35,114

 (3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment.  Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).